Exhibit 23

               Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statements (Forms S-2 No. 333-39002, No. 333-51690, and No. 333-56096; Form S-3 No.
333-57067; and Form S-8 No. 333-50797) of TCPI, Inc. and in the related Prospectus of each of these registration statements of our report dated February 13, 2001 (except for the sixth paragraph of Note 9 as to which the date is March 20, 2001), with respect to the consolidated financial statements and schedule of TCPI, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

                                                /s/ Ernst & Young LLP
                                                --------------------------------
Miami, Florida
March 20, 2001